Genesee & Wyoming Appoints Two New Directors to Board; Announces Upcoming Board Changes

DARIEN, Conn.—(BUSINESS WIRE)—Genesee & Wyoming Inc. (G&W)(NYSE:GWR) announced today the appointment of Bruce J. Carter and Cynthia L. Hostetler to its Board of Directors (the “G&W Board”). These appointments expand the G&W Board to 12 directors, 11 of whom are independent directors.

Mr. Carter has extensive public company board experience in Australia and currently serves as a member of the Board of Directors of Bank of Queensland Limited, SkyCity Entertainment Group Limited and Aventus Capital Limited. Mr. Carter is also Chairman of the Australian government-owned ASC Pty Ltd (formerly Australian Submarine Corporation). He also chairs the South Australian Premier’s Climate Change Council. Mr. Carter has served as a Director of G&W’s Australian subsidiary, Genesee & Wyoming Australia Pty Ltd since 2011. He was a founding Managing Partner of Ferrier Hodgson, Adelaide from 1992 to 2012 and previously was a Partner of Ernst & Young, Australia.

Ms. Hostetler has extensive public company and advisory board experience in the United States and currently serves on the Board of Directors of Vulcan Materials Company, on the Boards of Trustees of the Invesco Funds and on the Board of Managers of TriLinc Global Impact Fund, LLC. She was Head of Investment Funds of Overseas Private Investment Corporation (OPIC) from 2001 to 2009 and served in various capacities, including as a member of the Board, President and General Counsel of First Manhattan Bancorporation, formerly First Savings Bank, between 1991 and 2006.

In conjunction with the new appointments, Richard Allert and Hans Michael Norkus have informed the G&W Board that they will not stand for re-election at the end of their terms in May 2018.

G&W Chairman and Chief Executive Officer Jack Hellmann commented, “Cynthia and Bruce bring tremendous leadership and expertise working in both the private and public sectors, and their deep experience in governance, investments and risk management will be invaluable as G&W continues to build its global business.”

Mr. Hellmann continued, “Michael Norkus has served with distinction on the G&W Board for almost nine years and, as an expert on strategic consulting, has been a great asset in guiding the strategic plans that have underpinned G&W’s growth and transformation. Rick Allert has served on the G&W Board for almost seven years and on the Board of Genesee & Wyoming Australia Pty Ltd for 10 years, and his wisdom and leadership as a Director has permeated G&W, particularly in the growth and evolution of our Australian business. On behalf of the G&W Board, I would like to thank Michael and Rick for their outstanding service to G&W and its stockholders.”

About G&W

G&W owns or leases 122 freight railroads organized in nine locally managed operating regions with 8,000 employees serving 3,000 customers.

G&W’s seven North American regions serve 41 U.S. states and four Canadian provinces and include 115 short line and regional freight railroads with more than 13,000 track-miles.

G&W’s Australia Region serves New South Wales, the Northern Territory and South Australia and operates the 1,400-mile Tarcoola-to-Darwin rail line. The Australia Region is 51.1% owned by G&W and 48.9% owned by a consortium of funds and clients managed by Macquarie Infrastructure and Real Assets.

G&W’s UK/Europe Region includes the U.K.’s largest rail maritime intermodal operator and second-largest freight rail provider, as well as regional rail services in Continental Europe.

G&W subsidiaries and joint ventures also provide rail service at more than 40 major ports, rail-ferry service between the U.S. Southeast and Mexico, transload services, contract coal loading, and industrial railcar switching and repair.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Genesee & Wyoming’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

Contact:

G&W Corporate Communications
Michael Williams, 1-203-202-8900
www.gwrr.com